UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 08, 2023

Amtech Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Arizona	000-11412	86-0411215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 S. Clark Drive
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 967-5146

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASYS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 9, 2023, Amtech Systems, Inc. (the “Registrant” or the “Company”) announced by press release its results of operations for the third quarter ended June 30, 2023. A copy of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information contained in this Current Report, including the accompanying Exhibit 99.1, is furnished pursuant to Item 2.02 of Form 8-K and shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this Current Report, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President and Chief Executive Officer

On August 8, 2023, the Board of Directors (the “Board”) of Amtech Systems, Inc. (the “Company”) approved the appointment of Robert C. Daigle to succeed Michael Whang as President and Chief Executive Officer of the Company effective August 8, 2023.

Mr. Daigle, age 59, was originally appointed to the Company’s board of directors (the “Board”) on August 12, 2021, and has served as the Company’s Chairman of the Board since May 11, 2022. From March 2013 to March 2023, Mr. Daigle served as the Chief Technology Officer of Rogers Corporation (“Rogers”), a publicly traded global leader in engineered materials, including advanced electronic and elastomeric materials that are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, and industrial equipment. Mr. Daigle previously served in a number of other senior executive roles during his 30-year tenure at Rogers. Mr. Daigle holds a B.S in Chemical Engineering and Materials Engineering from the University Connecticut and an M.B.A. from Rensselaer Polytechnic Institute. During his tenure at Rogers, Mr. Daigle built and led two major divisions of Rogers, including its global Power Electronic Solutions business with annual revenue in excess of $150 million and over 700 employees on three continents, and its global circuit materials business with annual revenue in excess of $100 million and 450 employees worldwide.

The terms of Mr. Daigle’s employment will be set forth in an employment agreement mutually acceptable to the Company and Mr. Daigle. The material terms of this employment agreement will be set forth in an amendment to this Form 8-K and will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending September 30, 2023.

During his employment with the Company, Mr. Daigle will no longer be compensated for his service as the Company’s Chairman of the Board; provided, however, that any unvested equity awards previously issued to Mr. Daigle during his service as a Board member shall continue to vest based on Mr. Daigle’s continued service as an employee or a member of the Board.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Daigle and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Daigle that would require disclosure under Item 404(a) of Regulation S-K.

Departure of President and Chief Executive Officer

In connection with Mr. Daigle’s appointment, Mr. Whang has informed the Company of his decision to step down as the Company’s President and Chief Executive Officer to pursue other opportunities effective August 8, 2023. Following the effective date of Mr. Whang’s resignation, Mr. Whang has agreed to remain with the Company as a consultant for a period of six (6) months, to assist Mr. Daigle with transition matters. Mr. Whang’s decision to resign did not result from any disagreement with the Company, its management or the Board on any matter, whether related to the Company’s operations, policies, practices or otherwise.

Item 7.01 Regulation FD Disclosure.

On August 9, 2023, the Company issued a press release announcing the appointment of Mr. Daigle as its President and Chief Executive Officer and Mr. Whang’s departure, which is attached hereto to as Exhibit 99.2.

The information in Item 7.01 of this Current Report, including the accompanying Exhibit 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 9, 2023

99.2	Press release dated August 9, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMTECH SYSTEMS, INC.

Date:	August 9, 2023	By:	/s/ Lisa D. Gibbs
Name: Lisa D. Gibbs Title: Vice President and Chief Financial Officer